PROTON LABORATORIES SIGNS EXCLUSIVE MANUFACTURING AGREEMENT
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  DEAL FREES PROTON TO FOCUS ON PRODUCT DEVELOPMENT AND NEW BUSINESS INCUBATION
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ALAMEDA,  CA  ---February  12, 2007---Proton Laboratories Inc., (OTCBB: PLBI), a
biotech-focused company that produces "Functional Water", today announced that they have signed an exclusive manufacturing agreement with AquaThirst Inc., a privately-held company.

Edward Alexander, Proton Laboratories, Inc. Chairman and CEOfficer commented, "AquaThirst has either direct or through contracted facilities, the capacity and expertise to produce our antimicrobial spray and enhanced bottled water product lines on the scale we need. Alexander further stated that "This relationship will enable us to continue focusing on what we do best, creating new application and products for Functional Water."

The new manufacturing function will be headed by AquaThirst which has specialized experiences in product manufacturing in the Dietary Supplement, Functional Foods, Functional Beverages, Cosmetic (hair and skin), OTC Drug, Specialty Foods, Clinical Diagnostic Laboratory Testing (Physician and Consumer) Pet Care and Specialty Chemical markets. The management of AquaThirst has produced and distributed products with a retail value in excess of $1.5 billion per year for other companies. In addition to the company's manufacturing expertise, AquaThirst management has the in-depth understanding of regulatory issues to ensure compliance of Proton's products and applications.

ABOUT  PROTON

Proton Laboratories is a biotech-focused company specializing in the development and marketing of industrial, environmental and residential systems and applications that alter the properties of water to produce "Functional Water". Proton utilizes various forms of electrolytic ion separation to gain properties that substantially enhances its functionality. The end result is a non-chemical, non-toxic, renewable, cost effective solution that addresses a myriad of today's industrial, health, food handling, environmental and safety issues. For more information about Proton Labs, please visit their website at www.protonlabs.com
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ABOUT  AQUATHIRST

AquaThirst is a newly-established manufacturing, marketing and distribution company. Its founder have extensive experience in all areas of the functional beverage, nutrition, natural health and natural cosmetics industries. The management team has successfully manufactured or distributed over a billion dollars worth of retail products in those fields. Existing distribution channels include mass supermarket chains, buying clubs networks, network marketing companies, convenience stores and high end restaurants. AquaThirst's management has extensive experience in moving product and devices through the various regulatory processes.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involved known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Proton Laboratories has little or no control.

Contact:     Edward  Alexander-Chairman  and  CEO,  Proton  Laboratories  Inc.
             Telephone:  510-865-6412